Exhibit 99.1

NOTICE

December 6, 2024

Dear Warrant holder,

Reference is hereby made to that certain Warrant Agreement (the “Warrant Agreement”), dated November 1, 2021, by and between DevvStream Corp. (the “Company”), the successor of Focus Impact Acquisition Corp. following the consummation of its business combination with DevvStream Holdings Inc. on November 6, 2024, and Continental Stock Transfer & Trust Company, as warrant agent (“CST”). Any capitalized term used but not defined herein shall have the meaning ascribed such term in the Warrant Agreement.

Pursuant to Section 4.2, Section 4.4 and Section 4.6 of the Warrant Agreement, the Company hereby notifies CST and each Warrant holder that:

•
in connection with the closing of its initial Business Combination, the Company issued common shares for capital raising purposes at an effective issue price of $1.32 per share (the "Newly Issued Price") (such price determined pursuant to Section 4.4 of the Warrant Agreement),

•
the aggregate gross proceeds from such issuances represented more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation thereof (net of redemptions),

•
the volume weighted average trading price of the shares of Class A Common Stock during the twenty (20) trading day period starting on the trading day prior to the day on which the Company consummated the initial Business Combination (such price, the "Market Value") was approximately $0.94 per share, and

•
as a result of the consummation of the initial Business Combination, the number of issued and outstanding shares of Common Stock was decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event.

As a result, pursuant to Section 4.2 and Section 4.4 of the Warrant Agreement, the (i) Warrant Price has been adjusted to $1.52 (representing 115% of the Newly Issued Price (which is greater than the Market Value)), (ii) the Redemption Price has been adjusted to $2.39 (representing 180% of the Newly Issued Price which is greater than the Market Value), and (iii) each Warrant will be exercisable for 0.9692 Common Shares.

Sincerely,

DEVVSTREAM CORP.

By:	/s/ David Goetz
Name:	Davis Goetz
Title:	Chief Financial Officer